WHOLE LOAN ORIGINATION FACILITY AGREEMENT

     THIS WHOLE LOAN ORIGINATION FACILITY AGREEMENT (this "Agreement") is made as of this 1st day of June, 1998 (the "Effective Date") by and among PRUDENTIAL SECURITIES INCORPORATED, a Delaware corporation ("PSI"), having an address at One New York Plaza, New York, New York 10292-2018, PRUDENTIAL SECURITIES CREDIT CORP., a Delaware corporation ("PSCC") having an address at One New York Plaza, New York, New York 10292-2018, and CRIIMI MAE INC. a Maryland corporation, having an office at 11200 Rockville Pike, Rockville, Maryland 20852 ("CRIIMI MAE").

                                    RECITALS

          A. PSI, PSCC and CRIIMI MAE desire to develop a funding facility to finance the origination of commercial mortgage loans ("Mortgage Loans") secured by multifamily residential properties and commercial properties located throughout the United States (the "Facility"). It is contemplated that CRIIMI MAE shall identify, originate and underwrite Mortgage Loans to be funded through the Facility upon PSCC's determination, in its sole discretion, to fund.

          B. Contemporaneously with the origination of Mortgage Loans through the Facility, it is contemplated that Prudential Mortgage Capital Company L.L.C., a Delaware limited liability company ("PMCC") will originate mortgage loans similar to the Eligible Loans (as hereinafter defined) pursuant to a separate agreement between PMCC and CRIIMI MAE (the "PMCC Agreement).

          C. The parties contemplate that the Mortgage Loans shall be combined with mortgage loans originated by PMCC (the "PMCC Loans") into a pool of loans having an aggregate principal amount of up to $1,000,000,000 in accordance with the terms and conditions contained herein and the PMCC Agreement with a view to the purchase by CRIIMI MAE or a wholly-owned subsidiary of CRIIMI MAE of the Mortgage Loans and the PMCC Loans (collectively, the "Pooled Loans") and the financing of such purchase through a securitization of the Pooled Loans and the issuance of pass-through Certificates or other commercial mortgage-backed securities ("CMBSs") (such a transaction, a "Securitization"). It is intended that the Mortgage Loans to be acquired through the Facility will be funded by, closed in the name of and, pending the consummation of a Securitization or other disposition, held by PSCC. CRIIMI MAE's affiliate, CRIIMI MAE Services Limited Partnership, an affiliate of CRIIMI MAE ("CRIIMI MAE Services"), will service such Mortgage Loans during the period that the Mortgage Loans are being aggregated through the Facility.

          D. To enable CRIIMI MAE to effect a Securitization, PSCC intends to grant to CRIIMI MAE an option to purchase the Mortgage Loans, and PMCC intends to grant CRIIMI MAE an option to purchase the PMCC Loans, with the option exercise price to be obtained by CRIIMI MAE in part through its receipt of the proceeds of the Securitization and in part through other sources (which may include financing under the Securities Repurchase Facility contemplated by
Article VI of this Agreement).

          E. CRIIMI MAE presently intends to effect a Securitization and purchase the Mortgage Loans and the PMCC Loans. The parties intend, however, that CRIIMI MAE shall not be under any obligation to do so, and desire to provide for PSCC's and PMCC's respective rights to retain the Mortgage Loans and the PMCC Loans and, in PSCC's case, the option purchase price paid by CRIIMI MAE, in the event CRIIMI MAE does not exercise its purchase option.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                                   ARTICLE I.

                                LOAN ORIGINATION


Section I.01 Mortgage Loan Origination by CRIIMI MAE. (A) From and after the Effective Date, CRIIMI MAE shall use its best efforts to identify and originate Mortgage Loans that are Eligible Loans for inclusion in the Facility. As used in this Agreement, an "Eligible Loan" is a Mortgage Loan that (i) is secured by a first mortgage lien on the related borrower's fee simple or leasehold estate in the real property collateral for the Eligible Loan (the "Mortgaged Property"), (ii) is in an original principal amount of not more than $50,000,000 (in the case of a Mortgage Loan secured by a single Mortgaged Property), or more than $100,000,000 (in the case of a Mortgage Loan secured by more than one Mortgaged Property), (iii) requires monthly payments due on the first day of each month, with interest payable in arrears, (iv) has a term to maturity of not less than 7 nor more than 15 years, (v) has a loan to appraised value ratio not exceeding 80%, (vi) has a debt service coverage ratio of not less than 1.20 to 1; (vii) satisfies the underwriting criteria set forth in Section 1.02 and
(viii) with respect to which the representations and warranties contained in
Section 2.01(A) are true and correct in all material respects on the date of funding or purchase, as the case may be. The Mortgaged Property securing an Eligible Loan may consist of one or more of the following types of properties: multifamily residential projects, retail property, hotel property, assisted living facilities, office buildings, self-storage facilities, warehouse property, industrial property and manufactured housing communities. The parties agree that (x) only Mortgage Loans underwritten by CRIIMI MAE may be included in the Facility and (y) only Mortgage Loans originated through the Facility and PMCC Loans may be included in a Securitization, provided that CRIIMI MAE agrees to give good faith consideration to the inclusion in the Securitization of other loans held by third parties and having the characteristics of Eligible Loans. Eligible Loans may, but shall not be required to, include yield maintenance and prepayment prohibitions. Without limiting the generality of the foregoing, Eligible Loans may permit prepayment of the principal amount thereof, together with all accrued and unpaid interest and other outstanding amounts on written notice, provided that any such prepayment provision shall also require payment of the following prepayment penalties: 3% penalty for prepayment during the first three (3) years of the Mortgage Loan; 2% for prepayment during years four
(4), five (5) and six (6) of the Mortgage Loan; and 1% for prepayment during years seven (7), eight (8) and nine (9) of the Mortgage Loan. No prepayment penalty shall be required in connection with a prepayment in year ten (10) of the Mortgage Loan or thereafter. PSCC agrees to give good faith consideration to the inclusion as Eligible Loans of one or more Mortgage Loans having an initial principal amount in excess of the maximum amounts set forth in this Section, provided that PSCC shall be under no obligation to so include any such Mortgage Loan. Anything in this Agreement to the contrary notwithstanding, a Mortgage Loan shall not be an Eligible Loan if any of the representations and warranties set forth in Section 2.01(B) of this Agreement shall not be true, complete and correct in all material respects at the time of closing and funding, or closing of the acquisition, of such Mortgage Loan. Criteria for Eligible Loans shall be revised from time to time to comply with modifications required by one or more nationally recognized statistical rating organizations (each, a "Rating Agency') standards. Any such revisions shall be subject to the consent of all parties to this Agreement.

     (B) Notwithstanding the provisions of clause (viii) of Section 1.01(A), PSCC and PSI acknowledge that CRIIMI MAE is engaged in originating and acquiring "mezzanine loans", the terms of which may include equity participation by CRIIMI MAE, participation in the cash flow or proceeds of disposition of the related Mortgaged Property, CRIIMI MAE's acquisition of an ownership interest in the Mortgaged Property or related Borrower CRIIMI MAE's acquisition of a security interest in partnership or other equity interests in the related Borrower, and/or CRIIMI MAE's acquisition of junior liens on the related Mortgaged Property. Mortgage Loans secured by property that is or will be the subject of a mezzanine loan may be proposed for inclusion in the Facility as Eligible Loans, provided that any such mezzanine loan is subordinated to the Mortgage Loan and any lien on the related Mortgaged Property is subordinated to the lien of the Mortgage Loan pursuant to subordination terms satisfactory to PSCC, in its sole discretion.

Section I.02   Underwriting of Mortgage Loans.

          (A) Not later than 30 days following the Effective Date, PSCC and CRIIMI MAE shall determine the underwriting standards for Mortgage Loans to be included in the Facility. CRIIMI MAE shall adhere to such Mortgage Loan underwriting standards in connection with its origination of Mortgage Loans for the Facility. Such underwriting standards maybe modified from time to time with PSCC's prior written consent. Pending the determination of such underwriting standards, Mortgage Loans proposed for inclusion in the facility shall be underwritten in accordance with standards satisfactory to PSCC.

          (B) With respect to each Mortgage Loan identified by CRIIMI MAE and proposed to PSCC for inclusion in the Facility as an Eligible Loan, CRIIMI MAE shall prepare, or cause to be prepared, a comprehensive underwriting memorandum. Such underwriting memorandum shall be in a form reasonably satisfactory to PSCC and shall include the following information with respect to the Mortgage Loan to which it relates:

          (i)  a description of the related Mortgaged Property;

          (ii) a capitalization rate valuation computed in accordance with industry practices for similar loans;

          (iii) an analysis of the historical and projected operating results of the related Mortgaged Property;

          (iv) a calculation of the debt service coverage ratio and Mortgage Loan to appraised value ratio for the Mortgage Loan;

          (v)  a rent roll for the related Mortgaged Property;

          (vi) market information for the geographic area in which the Mortgaged Property is situated;

          (vii)     photographs of the Mortgaged Property;

          (viii) a site map showing the location of the related Mortgaged Property;

          (ix) information regarding sales and leases of comparable properties in the vicinity of the Mortgaged Property;

          (x) a description of the proposed borrower, including its business, management, financial condition and credit history;

          (xi) an analysis of the proposed borrower's business experience;

          (xii) the proposed terms and conditions, including the subordination provisions, of any related mezzanine financing; and

          (xiii) such other information as may be reasonably requested by PSCC in connection with its consideration of the proposed Mortgage Loan as an Eligible Loan.

          (C) After receipt of the final underwriting memorandum for a Mortgage Loan, PSCC shall review such memorandum to determine the proposed Mortgage Loan's compliance with CRIIMI MAE's underwriting criteria and its status as an Eligible Loan. Based on such review, PSCC may, in its sole discretion, accept the Mortgage Loan for the Facility, reject the proposed Mortgage Loan submitted by CRIIMI MAE, or further evaluate the proposed Mortgage Loan. Provided that, subsequent to receipt of the prospective borrower's application for the proposed Mortgage Loan, PSCC shall have been afforded a reasonable opportunity to conduct a site visit at the proposed Mortgaged Property and its environs, PSCC shall give written notice to CRIIMI MAE of its acceptance or rejection of each Mortgage Loan within four (4) business days after receipt of the underwriting memorandum from CRIIMI MAE and shall use its best efforts to give such notice within two (2) business days. In the event that PSCC shall not have notified CRIIMI MAE of its acceptance or rejection within such four-business day period, the proposed Mortgage Loan shall be deemed rejected.

Section I.03   Mortgage Loan Commitment; Rate Lock; Documentation and Closing.

          (A) Upon receipt of PSCC's written notice of approval of a Mortgage Loan presented to it for inclusion in the Facility, CRIIMI MAE shall prepare and submit to PSCC for signature a Purchase Price and Terms Letter ("PPT") in the form annexed as Exhibit A-1 to this Agreement (in the case of a Mortgage Loan to be funded) or Exhibit A-2 to this Agreement (in the case of a Mortgage Loan to be purchased). Upon receipt of a PPT executed by PSCC with respect to a Mortgage Loan, CRIIMI MAE shall issue its standard loan commitment letter to the related borrower and shall forward a copy thereof to PSCC. CRIIMI MAE shall not issue a commitment letter with respect to a Mortgage Loan to be funded or purchased by PSCC through the Facility prior to receipt of a PPT with respect to such Mortgage Loan, and no such loan commitment letter shall be materially amended, modified or supplemented by CRIIMI MAE without prior written notice to and consent of PSCC.

          (B) Each commitment letter issued with respect to the Facility shall provide for an interest rate expressed as a spread over applicable Treasury securities. Each such commitment letter shall, if specified in the related PPT, permit the prospective borrower to "lock" or "fix" the interest rate on the Mortgage Loan (a "Rate Lock") pursuant to an agreement satisfactory to PSI and PSCC and specify that PSCC will lock or fix the interest rate for such Mortgage Loan on a date mutually agreeable to CRIIMI MAE and the prospective borrower if CRIIMI MAE has offered the prospective borrower a Rate Lock and such prospective borrower has elected a Rate Lock and remitted the deposit therefor specified in the commitment letter. At CRIIMI MAE's request, PSI will review with CRIIMI MAE PSI'S proposed hedging strategy. On the date fixed by CRIIMI MAE and the prospective mortgagor for the fixing of the interest rate, PSI will enter into appropriate hedging arrangements with respect to each such Rate Lock. CRIIMI MAE shall notify PSI immediately upon receipt of actual notice that any Eligible Loan subject to a Rate-Lock will not be closed and funded under the Facility. PSI shall thereupon terminate its hedging arrangements with respect to such locked-in rate. The costs incurred by PSI in terminating such hedging arrangements shall be borne by CRIIMI MAE.

          (C) All Mortgage Loans funded under the Facility shall be documented on the most current forms of Promissory Note; Mortgage, Assignment of Rents and Security Agreement; Assignment of Leases and Rents; Environmental Indemnity Agreement and other standard mortgage documents of PMCC, as the foregoing may be modified from time to time by PMCC (including, without limitation, modifications required by the Rating Agencies in connection with or for purposes of facilitating a Securitization), together with riders thereto as provided by PSCC (the "PMCC Loan Documents") or other forms approved by PSCC. PSCC shall provide copies of any such modified PMCC Loan Documents to CRIIMI MAE and its counsel promptly after implementation of any such modifications. CRIIMI MAE acknowledges that it has reviewed the PMCC Loan Documents and that such documents, to the extent no modifications are made which would materially adversely affect the mortgagee's interest thereunder, are acceptable to CRIIMI MAE for the purposes of the Facility and CRIIMI MAE's obligations under this Agreement; provided, however, that CRIIMI MAE shall be entitled to request changes to the PMCC Loan Documents at CRIIMI MAE's sole cost and expense. Any such changes (which may be of general applicability or negotiated with respect to a particular Mortgage Loan), including changes required to implement CRIIMI MAE's "No-lock" prepayment terms described in Section 1.10, shall be subject to PSCC's reasonable approval. The parties acknowledge that any Mortgage Loans acquired in the secondary market pursuant to Section 1.06 may not be documented utilizing the PMCC Loan Documents approved for the Facility.

          (D) All costs and expenses associated with the origination, preparation of Mortgage Loan documents, title review and closing costs of any Mortgage Loan, including, without limitation, legal and brokerage fees, shall be paid by the borrower as provided in the commitment letter issued with respect to a Mortgage Loan unless otherwise agreed by PSCC and CRIIMI MAE.

          (E) CRIIMI MAE shall retain, at its expense (but subject to the preceding Section 1.03(D)), counsel of its choosing, reasonably satisfactory to PSI and PSCC, to represent CRIIMI MAE, PSI and PSCC in connection with the negotiation and closing of Mortgage Loans. The fees and expenses of any additional counsel retained by PSI or PSCC in connection with the negotiation and closing of Mortgage Loans shall be paid by PSI and PSCC. CRIIMI MAE shall provide PSCC with CRIIMI MAE's or its counsel's standard closing procedures, and shall follow such Mortgage Loan closing procedures, except as otherwise requested by PSCC. In connection with the closing and funding of each Eligible Loan under the Facility, CRIIMI MAE shall deliver the following documents to PSCC at the time or times specified in CRIIMI MAE's closing procedures:

          (i) a notice of borrowing providing the amount of the advance, executed by an authorized officer of CRIIMI MAE;

          (ii) a schedule providing the terms of the Mortgage Loan to be funded, approved by an authorized officer of CRIIMI MAE;

          (iii)     wire transfer instructions;

          (iv) an acknowledgement of receipt of documents delivered for closing from a title insurance company; and

          (v) a closing certification by counsel retained by CRIIMI MAE to represent CRIIMI MAE and PSCC in connection with the closing of the Mortgage Loan.

          (F) CRIIMI MAE shall require the borrower under an Eligible Loan either to (i) appoint a title insurance company approved by PSCC to act as escrow agent in connection with the closing of each Eligible Loan included in the Facility or (ii) furnish to PSCC a closing protection letter from a title insurance company approved by PSCC confirming and acknowledging that the title company appointed to act as escrow agent is an authorized agent of such approved title company. The provisions of this Subsection (F) shall not be applicable to Mortgage Loans that are closed and funded pursuant to "New York style" closing procedures.

          (G) In connection with the closing of a Mortgage Loan, PSCC shall advance (i) in the case of a new Mortgage Loan, 100% of the par value of the Mortgage Loan, and (ii) in the case of a Section 1.06 Loan, as defined below, 100% of the lesser of the purchase price of such Mortgage Loan or the Market Value thereof provided, that the amount advanced with respect to a Section 1.06 Loan shall not be more than 105% of the par value thereof (the amount determined pursuant to clause (i) or (ii), as the case may be, being the "Loan Amount"). The "Market Value" of a Mortgage Loan shall be the fair market value thereof, determined by PSI by reference to the prices for similar loans in the secondary market for mortgage loans among institutional sellers and purchasers, taking into account the value of the hedging transaction associated with such Mortgage Loan as well as the scheduled payments of principal, interest and other amounts due on the Mortgage Loan.

          (H) Notwithstanding anything to the contrary set forth herein, Mortgage Loans will be funded and closed in the name of PSCC, provided that, if required by applicable licensing, regulatory, or other legal requirements, PSCC shall use its best efforts to fund and close such loan in the name of PMCC or another entity such that the Certificates or other securities to be issued in the Securitization will qualify as "mortgage related securities" within the meaning of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended. In the event that one or more Mortgage Loans is closed in the name of PMCC or any such other entity, the representations, warranties, covenants and agreements of CRIIMI MAE shall be deemed to have been made to, with, and for the benefit of PMCC or such other entity. Upon any assignment of such Mortgage Loan or Loans by PMCC or such other entity to PSCC, all of the assignor's rights under such representations, warranties, covenants and agreements shall be assigned to and vested in PSCC. PSCC further agrees to use its reasonable best efforts to apply for licensure as a mortgage lender in those states in which such licensure is required and to obtain approval as a mortgagee by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act.

Section I.04 Origination Fees. CRIIMI MAE may, but shall not be obligated to, charge a prospective mortgagor a commitment fee or an origination fee in connection with the issuance of a commitment letter. Any such loan commitment origination fees collected in connection with the issuance of a commitment letter or otherwise may be retained by CRIIMI MAE.

Section I.05 Custodial Arrangements. Not later than the first closing of the funding or purchase of a Mortgage Loan originated by CRIIMI MAE hereunder, the parties shall select a bank to act as custodian the ("Custodian") of the promissory notes, mortgages, and all other documents customarily retained by custodians on behalf of institutional lenders (collectively, the "Loan Documents") pursuant to an agreement (the "Custodial Agreement") on terms mutually satisfactory to the parties hereto and the Custodian. Anything in this Agreement to the contrary notwithstanding, it shall be a condition to PSCC's obligation to fund or purchase any Mortgage Loan originated by CRIIMI MAE pursuant to this Agreement that the parties shall have entered into the Custodial Agreement. CRIIMI MAE shall deliver all Loan Documents to the Custodian promptly following the closing of an Eligible Loan (other than Loan Documents required to be filed or recorded, which shall be delivered to the Custodian promptly upon the receipt of such documents from the relevant filing or recordation office). The fees and expenses of the Custodian shall be paid by CRIIMI MAE.

Section I.06 Secondary Market Mortgage Loan Acquisitions. In the event CRIIMI MAE proposes that PSCC acquire any existing Mortgage Loan or Loans from an unrelated third-party through the Facility, PSCC and CRIIMI MAE shall establish in advance written procedures for the acquisition of such Mortgage Loan or Mortgage Loans consistent with the terms of this Agreement. Such procedures shall include, without limitation, CRIIMI MAE'S preparation of an underwriting memorandum with respect to Mortgage Loans proposed to be acquired, such other actions as shall be necessary to demonstrate that any such Mortgage Loan should be considered to be an Eligible Loan, and the payment of an "Initial Haircut Payment" (as defined in Section 3.01(A)) by CRIIMI MAE to PSCC in connection with the closing of the acquisition of any such Mortgage Loan. Any Mortgage Loans acquired pursuant to this Section 1.06 shall be subject to the purchase option granted by PSCC to CRIIMI MAE pursuant to Section 5.01. The costs and expenses related to all secondary market Mortgage Loan acquisitions shall be paid as agreed upon by the parties, provided that any broker's, finder's or similar fees shall be paid solely by CRIIMI MAE. Any Mortgage Loan acquired or to be acquired in the secondary market through the Facility is herein after referred to as a "Section 1.06 Loan."

Section I.07   Maximum Facility Size.   The maximum principal amount of Mortgage
Loans which PSCC shall be required to fund through the Facility shall be $500 million in the aggregate, which amount may be increased in PSI's and PSCC's sole discretion.
                                   ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES


Section II.01  Representations and Warranties of CRIIMI MAE.

          (A) CRIIMI MAE hereby represents and warrants to PSI and PSCC, and their respective successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in Section 2.01(B)) that:

          (i) Due Organization; Qualification; REIT Status. CRIIMI MAE is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is duly qualified to transact business as a foreign corporation, in good standing and licensed in each state in which the nature of its business or property owned by it requires such qualification and licensure. CRIIMI MAE has, at all relevant times, maintained its qualifications as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended.

          (ii) Authority. CRIIMI MAE has the full power, authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by CRIIMI MAE in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by CRIIMI MAE in connection herewith). CRIIMI MAE has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by CRIIMI MAE in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by CRIIMI MAE in connection herewith). This Agreement (and each agreement executed and delivered by CRIIMI MAE in connection herewith) constitutes the legal, valid and binding obligation of CRIIMI MAE enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          (iii) No Conflicts. Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by CRIIMI MAE, will (a) conflict with or result in a breach of any of the terms, conditions or provisions of CRIIMI MAE's certificate of incorporation, as amended, or other organization documents or any agreement or instrument to which CRIIMI MAE is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing;
     (b) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement, or (2) for CRIIMI MAE to perform its duties and obligations under this Agreement (or any agreement executed and delivered by CRIIMI MAE in connection herewith); (c) result in the violation of any law, rule, regulation, order, judgment or decree to which CRIIMI MAE or its property is subject if compliance therewith is necessary (1) to ensure the enforceability of this Agreement or any Mortgage Loan, or (2) for CRIIMI MAE to perform its duties and obligations under this Agreement (or any agreement executed and delivered by CRIIMI MAE in connection herewith); or
     (d) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impair the ability of PSCC to acquire, hold, administer or dispose of or otherwise to realize on the Mortgage Loans.

          (iv) Solvency. CRIIMI MAE is solvent and the execution, delivery and performance of this Agreement (1) will not cause CRIIMI MAE to become insolvent, and (2) is not intended by CRIIMI MAE to hinder, delay or defraud any of its creditors.

          (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over CRIIMI MAE is required for (a) CRIIMI MAE's execution and delivery of this Agreement (and each agreement executed and delivered by CRIIMI MAE in connection herewith) (b) the consummation by CRIIMI MAE of the transactions contemplated by this Agreement (and each agreement executed and delivered by CRIIMI MAE in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that (x) CRIIMI MAE may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary (1) to ensure the enforceability of any Mortgage Loan, or (2) for CRIIMI MAE to perform its duties and obligations under this Agreement (or any agreement executed and delivered by CRIIMI MAE in connection herewith), and (y) CRIIMI MAE makes no representation with respect to any required registration under the federal Securities Act of 1933, as amended (the "Securities Act"), or any state securities or blue sky law in connection with a Securitization. Without limitation of the foregoing, CRIIMI MAE represents and warrants that it is licensed as a mortgage broker in each jurisdiction in which such license is necessary in connection with the execution, delivery and performance of this Agreement.

          (vi) Ability to Perform. CRIIMI MAE does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of CRIIMI MAE contained in this Agreement (or any agreement executed and delivered by CRIIMI MAE in connection herewith).

          (vii) No Litigation Pending. There are no actions, suits or proceedings pending or to CRIIMI MAE's knowledge threatened against CRIIMI MAE which draw into question the validity of this Agreement or which (if decided adversely to CRIIMI MAE), either in any one instance or in the aggregate, would result in any material adverse change in the business, operations, or financial condition of CRIIMI MAE or would impair materially the ability of CRIIMI MAE to perform its duties and obligations under this Agreement (or any agreement executed and delivered by CRIIMI MAE in connection herewith).

          (viii) No Brokers. CRIIMI MAE has not dealt with any Person (other than PSI, PSCC and their affiliates) that may be entitled, by reason of any act or omission of CRIIMI MAE, to any commission or compensation from PSI, PSC, PMCC or any of their affiliates in connection with this Agreement or the transactions contemplated hereby.

          (ix) No Untrue Information. No statement, report, or other document relating to any Mortgage Loan furnished by or on behalf of CRIIMI MAE or any affiliate thereof in writing (including electronic media) in connection with CRIIMI MAE's underwriting of and origination of the Mortgage Loans will contain any untrue statement by CRIIMI MAE or any affiliate thereof of any material fact or an omission by CRIIMI MAE or any affiliate thereof of a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (x) No Default. CRIIMI MAE is not in default or breach of any agreement or instrument to which CRIIMI MAE is now a party or by which it (or any of its properties) is bound which breach or default would materially and adversely affect the ability of CRIIMI MAE to perform its obligations under this Agreement.

          (B) CRIIMI MAE (with respect to each Mortgage Loan to be presented to PSCC as an Eligible Loan) hereby represents and warrants to PSI and PSCC and their respective successors and assigns as provided in this Agreement (subject to the qualifications with respect to matters of enforceability set forth below in this Section 2.01(B)) that as of the date of closing and funding, or acquisition, of such Mortgage Loan, as the case may be, each of the following representations shall be true and correct with respect to such Mortgage Loan:

               (i) Underwriting Memorandum. The information set forth in the Underwriting Memorandum and the Preliminary Mortgage Loan Schedule annexed to the PPT is true and correct in all material respects.

               (ii) Mortgage Loans Documents. CRIIMI MAE has delivered to PSCC each of the documents comprising the Mortgage Loan Documents

               (iii) Payment Current. With respect to a Section 1.06 Loan, all payments required to be made with respect to such Mortgage Loan under the terms of the related Note or Mortgage (inclusive of any applicable grace or cure period) up to the Closing Date have been made. Within the twelve months preceding such closing date, there has not been any delinquency in excess of 30 days with respect to such Mortgage Loan.

               (iv) Equity Participation or Participation Interest. Except as disclosed in the related underwriting memorandum, such Mortgage Loan does not contain any equity participation by CRIIMI MAE or any other person and is a whole loan and not a participation certificate; neither the related Note nor the related Mortgage provides for negative amortization or any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property. Except as so disclosed, CRIIMI MAE has no ownership interest in such Mortgaged Property or the related Borrower.

               (v) Compliance with Applicable Laws. As of the date of its origination, such Mortgage Loan either complied with or was exempt from and (in the case of a Section 1.06 Loan) on the closing date such Mortgage Loan either complies with or is exempt from applicable state or federal laws, regulations and other requirements pertaining to usury. CRIIMI MAE has complied and, in the case of a Section 1.06 Loan, as of the date of origination of such Mortgage Loan, the originator complied, in all material respects, with the requirements of any and all other federal, state or local laws applicable to the origination, servicing and collection of such Mortgage Loan, including, without limitation, if applicable, truth-in-lending, real estate settlement procedures, equal credit opportunity and disclosure laws.

               (vi) Proceeds Fully Disbursed. Except as disclosed in the related underwriting memorandum, the proceeds of such Mortgage Loan have been or at the closing date thereof will be fully disbursed, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in connection with the origination and closing of such Mortgage Loan, including, without limitation, recording costs and fees, have been paid to the appropriate person or arrangements have been made for their payment to the appropriate person on a timely basis by the related Borrower.

               (vii) Documents Valid. Each of the related Note, the related Mortgage and any other related Mortgage Loan Document is the legal, valid and binding obligation of the related Borrower, the related guarantor or other party executing such document, enforceable in accordance with its terms, subject to any non-recourse provisions in the Mortgage Loan Documents and applicable state anti-deficiency laws. There is no valid offset, defense, counterclaim or right of rescission with respect to such Note, Mortgage or other Mortgage Loan Document, nor will the operation of any of the terms of such Note or such Mortgage, or the exercise of any right thereunder, render either such Mortgage or such Note unenforceable or subject to any valid right of rescission, offset, counterclaim or defense, including without limitation the defense of usury, and CRIIMI MAE has no knowledge that any such right of rescission, offset, counterclaim or defense has been asserted or is available with respect thereto.

               (viii) Assignment of Mortgage: Note Endorsement. With respect to any Section 1.06 Loan, the related Assignment of Mortgage (except for any related recording information which is not yet available to CRIIMI MAE) shall be in recordable form and shall evidence the related seller's legal, valid and binding assignment to PSCC of the related Mortgage and any related Assignment of Leases, Rents and Profits. The seller's endorsement and delivery of the related Note to PSCC constitutes the seller's legal, valid and binding transfer to PSCC of such Note, and together with such seller's execution and delivery of such Assignment of Mortgage to PSCC, legally and validly conveys all right, title and interest of the seller in such Mortgage Loan to PSCC.

               (ix) First Lien. The related Mortgage is a legal, valid and enforceable first lien on the related Mortgaged Property (including all buildings and improvements on such Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time prior to the closing date of such Mortgage Loan with respect to the foregoing, but excluding any related personal property), which Mortgaged Property is free and clear of all encumbrances and liens having priority over the first lien of such Mortgage, except for
     (1) the lien of current real estate taxes and special assessments not yet delinquent or accruing interest or penalties, (2) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage which do not or will not materially and adversely (A) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (B) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes therefor, (3) leases and subleases pertaining to such Mortgaged Property which the originator or CRIIMI MAE did not require to be subordinated to the lien of such Mortgage, and (4) other matters to which like properties are commonly subject which do not or will not, individually or in the aggregate, materially and adversely (A) affect the value of such Mortgaged Property as security for such Mortgage Loan, or (B) interfere with the related Borrower's ability to make required principal and interest payments or to make use of such Mortgaged Property for the intended purposes therefor.

               (x)  No Modification, Release or Satisfaction.  With respect to a
     Section 1.06 Loan, neither the related Mortgage nor the related Note (including any amendments or supplements thereto included in the related mortgage file) has been impaired, waived, modified, altered, satisfied, canceled, subordinated or rescinded in any material respect, and the related Mortgaged Property has not been released from the lien of such Mortgage and the related Borrower has not been released from its obligations under such Mortgage, in whole or in any part, in each such event in a manner which would materially interfere with the benefits of the security intended to be provided by such Mortgage. No instrument has been executed that would effect any waiver, modification, alteration, satisfaction, cancellation, subordination, rescission or release of such Note or Mortgage or any related Mortgage Loan Document, with the exception of the written instruments (1) which are a part of the related Mortgage File, and (2) which have been recorded if necessary to protect the interests of the related Mortgagee.

               (xi) No Taxes or Assessments Delinquent. Based upon the applicable laws, rules and regulations of the taxing authorities having jurisdiction over the related Mortgaged Property (excluding any related personal property), no tax or governmental assessment, or if payable in installments, no installment thereof, which became due and owing prior to the Closing Date in respect of such Mortgaged Property and which, if left unpaid, would be, or might become, a lien on such Mortgaged Property having priority over the related Mortgage, has become delinquent such that (a) such tax, assessment or installment has commenced to accrue interest or penalties, or (b) any such taxing authority may commence proceedings to collect such tax, assessment or installment, as applicable.

               (xii) Escrow Deposits. As of the closing date: (a) the related escrow account(s), if any, contains all escrow deposits and other escrow payments required by the terms of the related Mortgage Loan Documents (inclusive of any applicable grace or cure period) to be held by the seller or the Mortgagee as of the Closing Date; and (b) in the case of
     Section 1.06 Loans, the seller is transferring all amounts on deposit in the related escrow account(s) on the Closing Date to PSCC. To the extent not being transferred to PSCC, all escrow deposits and other escrow payments required under the related Note, the related Mortgage and any other related Mortgage Loan Documents have been applied in accordance with their intended purposes by the seller or its agent.

               (xiii)    No Third Party Advances.  The seller of any Section
     1.06 Loan has not, directly or indirectly, advanced funds, induced or solicited any payment from a Person other than the related Borrower, or, received any payment from a Person other than such Borrower, for the payment of any amount required under the related Note or the related Mortgage, except for interest accruing from the date of such Note or the date of disbursement of the proceeds of such Mortgage Loan, whichever is later, to the date which precedes by 30 days the first due date under such Note.

               (xiv) No Condemnation or Damages. To CRIIMI MAE's knowledge, no proceedings for the total or partial condemnation of the related Mortgaged Property (1) have occurred or (2) are pending or threatened other than, in each such case, proceedings as to partial condemnation which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan. Such Mortgaged Property is being used for the purpose(s) set forth in the commitment letter executed by the related Borrower (or an affiliate thereof) in connection with the origination of such Mortgage Loan and, to CRIIMI MAE's knowledge, is in good repair and free of any damage, waste or defective condition that would materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan.

               (xv) No Mechanics' Liens. As of the Closing Date for such Mortgage Loan, the related Mortgaged Property (excluding any related personal property) is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and no rights are outstanding that, under law, could give rise to any such liens, if any of such liens are or may be prior to, or equal with, the lien of the related Mortgage, except those which are insured against by the related lender's title insurance policy referred to in Section 2.02(B)(xix) below.

               (xvi) Title Survey: Improvements. (1) The related Mortgage File includes an as-built survey, a survey recertification, a site plan, a recorded plat or the like with respect to the related Mortgaged Property which satisfied the requirements of the related title insurance company for deletion of the standard general exceptions for encroachments, boundary and other survey matters and for easements not shown by the public records from the related title insurance policy, except with respect to any of the Mortgaged Properties located in the State of Texas where the exception for "shortages in area" and easements not shown by the public records could not be deleted and is customarily accepted by prudent commercial mortgage lenders in such jurisdiction. Except for encroachments and similar matters which do not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan, (i) none of the improvements which were included for the purpose of determining the appraised value of such Mortgaged Property in the related appraisal (the "Appraised Value") at the time of the origination of such Mortgage Loan lies outside the boundaries and building restriction lines of such Mortgaged Property, and
     (ii) no improvements on adjoining properties materially encroach upon such Mortgaged Property so as to materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan.

               (xvii) Title. In the case of a Section 1.06 Loan, the seller identified by CRIIMI MAE is the sole owner and beneficial holder of such Mortgage Loan, has full right and authority to sell and assign such Mortgage Loan hereunder, is the sole mortgagee or beneficiary of record under the related Mortgage and is transferring such Mortgage Loan to PSCC free and clear of any and all liens, encumbrances, participation interests, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

               (xviii)   Compliance with Laws.  To CRIIMI MAE's knowledge (based
     upon a letter or letters from governmental authorities, a legal opinion, an endorsement or endorsements to the related title insurance policy, a representation of the related Borrower at the time of origination of such Mortgage Loan, a representation or opinion obtained from the seller or Borrower or other information acceptable to CRIIMI MAE at the time of such purchase), (1) no improvements located on or forming a part of the related Mortgaged Property are in violation of any applicable zoning and building laws or ordinances, (2) the related Mortgaged Property complies with all other laws and regulations pertaining to the use and occupancy thereof, excluding Environmental Laws (as defined and addressed in Sections 2.01(A)(xxxii) and 2.01(A)(xxxiii) below), and all applicable insurance requirements, (3) the Borrower has obtained all inspections, licenses, permits, authorizations, and certificates necessary for such compliance, including, but not limited to, certificates of occupancy, and (4) no governmental authority has issued any notification that such Mortgaged Property violates or does not comply with such laws or regulations or is being used, operated or occupied unlawfully or that such Borrower has failed to obtain such inspections, licenses or certificates, except (in the case of any of clauses (1), (2), (3) or (4)) for such violation or non-compliance (A) which does not materially and adversely affect the value of such Mortgaged Property as security for such Mortgage Loan or the use for which such Mortgaged Property was intended at the time of origination of such Mortgage Loan, (B) which is specifically addressed by the appraiser in the determination of the related Appraised Value, or (C) for which an escrow account held for the lender has been established in an amount sufficient to pay for the estimated costs to correct such violations or non-compliance.

               (xix) Title Insurance. The lien of the related Mortgage is insured by an ALTA lender's title insurance policy or, if an ALTA lender's title insurance policy is unavailable, another state-approved form of lender's title insurance policy issued in an amount not less than the stated principal amount of such Mortgage Loan (after all advances of principal) insuring PSCC and its successors and assigns that the related Mortgage is a valid first lien on the related Mortgaged Property, subject only to exceptions described in Section 2.01(B)(ix) above (or, if such a title insurance policy has not yet been issued in respect of any Mortgage Loan, such a policy will be issued and is currently evidenced by a pro forma or specimen policy or by a "marked-up" commitment for title insurance which was furnished by the related title insurance company for purposes of closing such Mortgage Loan). Such title insurance policy is (or, when issued, will be) in full force and effect, and upon payment of any required additional premium, issuance or endorsement and delivery of the related Note to PSCC and recording of the related Mortgage or Assignment of Mortgage in favor of PSCC in the applicable real estate records, such title insurance policy will inure to the benefit of PSCC. Such title insurance policy (1) does not contain the standard general exceptions for encroachments, boundary or other survey matters and for easements not shown by the public records, other than such exceptions as are customarily accepted by prudent commercial mortgage lenders in the related jurisdiction, and (2) contains only such exceptions for boundary, encroachments and survey matters as are customarily accepted by prudent commercial mortgage lenders. CRIIMI MAE will not take, or omit to take, any action, and to CRIIMI MAE's knowledge, no other person has taken, or omitted to take, any action, that would materially impair the coverage benefits of any such title insurance policy. No Seller of any Section 1.06 Loan has made any claim under such title insurance policy.

               (xx) Appraisal. CRIIMI MAE has obtained (or, in the case of a Section 1.06 Loan, the related Mortgage Loan file contains an appraisal of the related Mortgaged Property by an MAI-certified appraiser duly appointed by CRIIMI MAE (or, in the case of a Section 1.06 Loan, by the seller thereof) who had no interest, direct or indirect in such Mortgaged Property or in any loan made on the security thereof, whose compensation under the terms of the appraiser's engagement was not (directly or indirectly) based upon the approval or disapproval of such Mortgage Loan (other than a reduction of such compensation due to an early termination of the engagement). Such appraisal satisfies the underwriting requirements of this Agreement. The market value used by CRIIMI MAE in calculating the loan-to-value ratio of such Mortgage Loan was not greater than the appraised value as set forth in the appraisal.

               (xxi) Insurance Related to Mortgaged Property. The related Mortgaged Property is insured by (a) a fire and extended perils insurance policy providing coverage on a full replacement cost basis in an amount not less than the lesser of (1) the full replacement cost of all improvements to such Mortgaged Property and (2) the outstanding principal balance of such Mortgage Loan, but in any event in an amount sufficient to avoid the operation of any co-insurance provisions contained in such insurance policy, which policy contains a standard mortgagee clause naming mortgagee and its successors as additional insureds; (b) an insurance policy providing business interruption or rental continuation coverage in an amount not less than 12 months of operations of such Mortgaged Property;
     (c) a comprehensive general liability insurance policy in an amount not less than $1 million per occurrence; and (d) if any material improvement on such Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as having special flood hazards under the National Flood Insurance Act of 1968, as amended, a flood insurance policy providing coverage in an amount not less than the lesser of (A) the stated principal amount of the related Note, and (B) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973, as amended. Each such insurance policy contains a clause providing that it is not terminable and may not be reduced without 30 days prior written notice to the mortgagee, and no such notice has been received by any person. With respect to each such insurance policy, either the seller or CRIIMI MAE has received a certificate of insurance or similar document dated within the last 12 months to the effect that such policy is in full force and effect.

               (xxii) UCC Financing Statements. One or more Uniform Commercial Code financing statements covering all furniture, fixtures, equipment and other personal property (1) which are collateral under the related Mortgage or under a security or similar agreement executed and delivered in connection with such Mortgage Loan, and (2) in which a security interest can be perfected by the filing of Uniform Commercial Code financing statement(s) under applicable law have been filed or recorded (or have been sent for filing or recording) in all Uniform Commercial Code filing offices necessary to the perfection under applicable law, of a security interest in such furniture, fixtures, equipment and other personal property.

               (xxiii)   Default, Breach and Acceleration.  With respect to each
     Section 1.06 Loan, there is no monetary default, breach, violation or event of acceleration under the related Mortgage or note and no event (other than failure to make payments due but not yet delinquent) which, with the passage of time or notice and the expiration of any grace or cure period, would constitute a monetary default, breach, violation or event of accelaration and, to CRIIMI MAE's knowledge, there is no non-monetary default, breach, violation or event of acceleration existing under the related Mortgage or the related Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder. CRIIMI MAE has no knowledge that the related Borrower under any Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding.

               (xxiv) Customary Provisions. The related Note and the related Mortgage contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the benefits of the security, including, but not limited to, judicial or, if applicable, nonjudicial foreclosure.

               (xxv) Access Routes. Surveys, title insurance reports, the title insurance policy and other relevant documents contained in the related Mortgage File indicate that (1) the Borrower has (or, in the case of a Section 1.06 Loan, at the time of origination of such Mortgage Loan, the Borrower had and on the closing date continues to have) sufficient rights with respect to amenities, ingress and egress and similar matters identified in the appraisal of the related Mortgaged Property as being critical to the Appraised Value thereof, and (2) such Mortgaged Property is receiving (or, in the case of a Section 1.06 Loan, at the time of origination was receiving and on the closing date, continues to receive) adequate services from public or private water, sewer and other utilities, none of which is subject to revocation as a result of a foreclosure or change in ownership of an adjacent property.

               (xxvi) Mortgage Loans Secured by Ground Lease but Not Fee Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a ground lease of all or a portion of the related Mortgaged Property (a "Ground Lease"), but the related fee interest in the portion of such Mortgaged Property covered by such Ground Lease (the "Fee Interest") is not subject or subordinate to the lien of the related Mortgage, CRIIMI MAE hereby represents and warrants that:

               (1) to CRIIMI MAE's knowledge: (A) such Ground Lease is in full force and effect, (B) such Ground Lease or a memorandum thereof has been recorded in the applicable real estate records, (C) such Ground Lease does not prohibit the interest of the related lessee thereunder from being encumbered by the related Mortgage, or a separate written agreement permitting such encumbrance has been obtained, and (D) there have been no material changes in the terms of such Ground Lease except as set forth in written instruments which are part of the related Mortgage File;

               (2) except as may be indicated in the related title insurance policy or commitment, the related lessee's leasehold interest in the portion of the related Mortgaged Property covered by such Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Mortgage;

               (3) the related lessee's interest in such Ground Lease may be transferred to PSCC and its successors and assigns through foreclosure of the related Mortgage or conveyance in lieu of foreclosure and, thereafter, may be transferred to another person by the mortgagee and its successors and assigns, upon notice to, but without the consent of, the related lessor (or, if any such consent is required, either (A) it has been obtained prior to the Closing Date, or (B) it is not to be unreasonably withheld) provided that such Ground Lease has not been terminated and all amounts owed thereunder have been paid;

               (4) the related lessor is required to give notice of any default under such Ground Lease by the related lessee to the mortgagee either under the terms of such Ground Lease (the related lessor having received notice of the related Mortgage) or under the terms of a separate written agreement;

               (5) a mortgagee is entitled, under the terms of such Ground Lease or a separate written agreement, to receive notice of any default by the related lessee under such Ground Lease, and after any such notice is entitled to the time provided to the related lessee under such Ground Lease to cure such default;

               (6) the currently effective term of such Ground Lease (excluding any extension or renewal which is not binding on the lessor thereunder) extends not less than 10 years beyond the Maturity Date of the related Mortgage Loan;

               (7) such Ground Lease does not impose any restrictions on subletting which CRIIMI MAE considers to be commercially unreasonable at the time of its origination of such Mortgage Loan;

               (8) the lessee has not received any notice that (A) the related lessor under such Ground Lease is asserting a default by the related lessee or an event of default thereunder, or (B) any event has occurred which, with the passage of time, the giving of notice, or both (other than rental or other payments being due, but not yet delinquent), would result in a default or an event of default under the terms of such Ground Lease;

               (9) the related lessor has agreed in a writing which is included in the related Mortgage File that such Ground Lease may not be amended, modified, cancelled or terminated without the prior written consent of the mortgagee and that any such action without such consent is not binding upon the mortgagee; and

               (10) under the terms of such Ground Lease and the related Mortgage, any related insurance proceeds or condemnation award (other than in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property covered by such Ground Lease, with the mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as such repair or restoration progresses, or to the payment of the outstanding principal balance of or accrued interest on such Mortgage Loan.

               (xxvii)   Mortgage Loans Secured by Both Ground Lease and Fee
     Interest. With respect to each Mortgage Loan that is secured in whole or in part by the interest of the related Borrower as lessee under a Ground Lease of all or a portion of the related Mortgaged Property, and as to which the related Fee Interest is subject or subordinate to the lien of the related Mortgage, CRIIMI MAE hereby represents and warrants that (1) such fact is set forth in the Mortgage file or the underwriting memorandum, and
     (2):

               (A) such Fee Interest is subject or subordinated of record to such Mortgage; and such Mortgage does not by its terms provide that it will be subordinated to the lien of any other mortgage or encumbrance upon such Fee Interest; and

               (B) except as disclosed in writing in the related Mortgage File and as approved in writing by the originator or CRIIMI MAE, upon occurrence of a default under the terms of such Mortgage by the related Borrower, any right of the related lessor to cure such default (granted to such lessor under any agreement binding upon the originator or as successors and assigns) would entitle such lessor, prior to acceleration of the maturity of such Mortgage Loan and the commencement of foreclosure of such Mortgage, to be given notice of such default and (I) no more than 30 days after such notice, to cure any default in the payment of principal or interest or other monetary default under such Mortgage, and (II) no more than 60 days after such notice, to cure any other default or, alternatively, to commence proceedings to recover possession of such Mortgaged Property plus a reasonable opportunity to cure such default after such lessor's recovery of possession if such lessor pursues such proceedings in good faith and with due diligence.

               (xxviii) Deed of Trust. With respect to any related Mortgage that is a deed of trust or trust deed, a trustee, duly qualified under applicable law to serve as such, either has been properly designated and currently so serves or may be substituted in accordance with applicable law. Except in connection with a trustee's sale after default by the related Borrower or in connection with the release of the related Mortgaged Property following the payment of such Mortgage Loan in full, no fees or expenses are or will be payable by the mortgagee to such trustee.

               (xxix) Cross-Security. Except as disclosed in the related underwriting memorandum, the related Mortgaged Property is not collateral or security for the payment or performance, of any other obligations owed to any Person other than, the mortgagee thereunder, except for security interests in personal property and fixtures.

               (xxx) Assignment of Leases, Rents and Profits. Unless the related Mortgaged Property is occupied by the related Borrower, the related Mortgage Loan Documents contain the provisions of an Assignment of Leases, Rents and Profits or include a separate Assignment of Leases, Rents and Profits. Any related Assignment of Leases, Rents and Profits incorporated within the related Mortgage or set forth in a separate Mortgage Loan Document creates a valid first priority assignment of, or security interest in, the right to receive all payments due under the related leases, if any.

               (xxxi) Qualified Mortgage (1) Such Mortgage Loan is principally secured by an interest in real property and either (A) the fair market value of such real property was at least equal to 80% of the adjusted issue price of such Mortgage Loan on the date of origination or, if such Mortgage Loan has been "significantly modified" within the meaning of Section 1001 of the Code, on the date of such modification (unless such modification may be disregarded under Treas. Reg. Sec. 1.860G-2(b)(3)), or
     (B) substantially all of the proceeds of such Mortgage Loan were used to acquire or improve or protect an interest in real property that, at origination, was the only security for such Mortgage Loan; (2) except as disclosed in the related underwriting memorandum such Mortgage Loan contains no equity participation by the lender, and neither the related Note nor the related Mortgage provides for any contingent or additional interest in the form of participation in the cash flow or proceeds realized on disposition of the related Mortgaged Property; and (3) such Mortgage Loan is a "qualified mortgage" as defined in, and for purposes of, Section 860G of the Code.

               (xxxii)   Environmental Assessment.  (1) In connection with the
     origination of such Mortgage Loan, a Phase I Environmental Report and, if recommended by the Phase I Environmental Report, a Phase II Environmental Report were obtained with respect to the related Mortgaged Property from an independent environmental engineer or consultant; and (2) such Environmental Report(s) did not indicate the existence of conditions or circumstances respecting such Mortgaged Property that would (A) constitute or result in a material violation of any applicable Environmental Law, (B) impose any material constraint on the operation of such Mortgaged Property or require material change in the use thereof, or (C) require clean-up, remedial action or other response with respect to Hazardous Materials on or affecting such Mortgaged Property under any applicable Environmental Law, with the exception of conditions or circumstances (I) which such Environmental Report(s) indicated could be cleaned up, remediated or brought into compliance with applicable Environmental Law by the taking of certain actions, and (II) either (a) for which a hold-back or other escrow of funds not less than the costs of taking such clean-up, remediation or compliance actions as estimated in such Environmental Report(s) has been created to be held by the mortgagee or an escrow agent until such clean-up, remediation or compliance actions have been taken, or (b) for which an environmental insurance policy (which policy shall be issued by an insurance company which is duly qualified as such under the laws of the states in which the Mortgaged Properties insured by such company are located, duly authorized and licensed insuch states to transact the applicable insurance business and write the insurance provided, and whose claims-paying ability with respect to hazard and flood insurance is rated A:V or better (or the equivalent in any successor rating system) by Best's Key Rating Guide) in an amount satisfactory to CRIIMI MAE has been obtained by the related Borrower or an indemnity for such costs has been obtained from a potentially culpable party, or (c) such clean up, remediation or compliance actions in compliance with applicable Environmental Law have been completed prior to the closing of such Mortgage Loan. For purposes of this Agreement, the term "Environmental Law" shall mean any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act, as amended (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. 7401 et seq.) and the regulations promulgated pursuant thereto. To CRIIMI MAE's knowledge, neither the borrower nor, in the case of a Section 1.06 Loan, the seller, has taken any action which would cause either such Mortgaged Property to become subject to liability under CERCLA.

               (xxxiii) Notice of Environmental Problem. Other than with respect to any conditions identified in the Phase I and/or Phase II Environmental Reports referred to in Section (xxxi) above, neither the borrower nor the seller of a Section 1.06 Loan: (1) has received actual notice from any federal, state or other governmental authority of (A) any failure of the related Mortgaged Property to comply with any applicable Environmental Laws, or (B) any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of Environmental Laws; or (2) has received actual notice from the related Borrower that (A) such Borrower has received any such notice from any such governmental authority, (B) such Mortgaged Property fails to comply with Environmental Laws, or (C) has received actual notice that there is any known or threatened release of Hazardous Materials on or from such Mortgaged Property in violation of Environmental Laws; or (3) has any actual knowledge that (A) the related Mortgaged Property fails to materially or significantly comply with any applicable Environmental Law or (B) there has been any known or threatened material or significant release of Hazardous Materials on or from such Mortgaged Property in violation of any applicable Environmental Law.

               (xxxiv)   Recourse.  Except as set forth in the related
     underwriting memorandum, the related Mortgage Loan Documents contain standard provisions providing for recourse against the related Borrower for damages sustained in connection with the Borrower's fraud, intentional misrepresentation, or misappropriation of any tenant security deposits or rent. Except as set forth in the related underwriting memorandum, the related Mortgage Loan Documents contain provisions pursuant to which the related Borrower has agreed to indemnify the mortgagee for damages resulting from violations of Environmental Laws.

               (xxxv) Leases. With respect to each Mortgage Loan: (1) prior to either the origination of such Mortgage Loan or the purchase of such Mortgage Loan by PSCC, the originator or CRIIMI MAE as applicable, obtained tenant estoppel certificates from all tenants whose leases covered more than 10% of the net leasable area of the related Mortgaged Property; and based upon such tenant estoppel certificates, no defaults with respect to any such lease existed as of the date of the related tenant estoppel certificate; and (2) neither CRIIMI MAE nor the Originator has received any notice of the existence of any default under any such lease or of the existence of any condition which, but for the passage of time or the giving of notice, or both, would result in such a default.

               (xxxvi) Environmental Compliance. One or more of the related Mortgage Loan Documents contains either a representation, warranty or covenant that the related Borrower will not use, cause or permit to exist on the related Mortgaged Property any Hazardous Materials in violation of Environmental Law or an indemnity with respect to any such violation in favor of the mortgagee.

               (xxxvii)  Inspection.  Either the originator, the seller of a
     Section 1.06 Loan or CRIIMI MAE has inspected the related Mortgaged Property or caused such Mortgaged Property to be inspected within the last 12 months.

               (xxxviii) Subordinate Debt. Except as has been specifically disclosed in writing to PSCC on or before the closing date, the related Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan in the event that the related Borrower encumbers the related Mortgaged Property without the prior written consent of the mortgagee thereunder.

               (xxxix)   Common Ownership.  No two properties securing a
     Mortgage Loan are directly or indirectly under common ownership except to the extent that such common ownership and the ownership structure has been specifically disclosed in writing to PSCC.

               (xl) Operating or Financial Statement. The related Mortgage Loan Documents require the related Borrower to furnish to the mortgagee at least annually an operating statement with respect to the related Mortgaged Property or, in the case of a borrower-occupied Mortgaged Property, a financial statement with respect to the related Borrower.

          Each representation and warranty of CRIIMI MAE set forth in Section 2.01(A) or 2.01(B) of this Agreement, to the extent related to the enforceability of any instrument, agreement or other document or as to offsets, defenses, counterclaims or rights of rescission related to such enforceability, including, without limitation, the representations set forth above in Sections 2.01(B)(vii) and 2.01(B)(xxiii), is qualified to the extent that (1) enforcement may be limited (A) by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally, (B) by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and (C) by any applicable anti-deficiency law or statute; and (2) such instrument, agreement or other document may contain certain provisions which may be unenforceable in accordance with their terms, in whole or in part, but the unenforceability of such provisions will not (subject to the qualification in clause (1), above) (A) cause the related Note or Mortgage to be void, (B) invalidate the related Borrower's obligation to pay interest at the stated interest rate of such Note on, and repay the principal of, the related Mortgage Loan in accordance with the payment terms of such Note, such Mortgage and other written agreements delivered to CRIIMI MAE in connection therewith, (C) invalidate the obligation of any related guarantor to pay guaranteed obligations with respect to interest at the stated interest rate of such Note on, and the principal of, such Mortgage Loan in accordance with the payment terms of such guarantor's written guaranty, (D) impair the mortgagee's right to accelerate and demand payment of the interest at the stated interest rate of such Note on, and principal of, such Mortgage Loan upon the occurrence of a legally enforceable default, or (E) impair the mortgagee's right to realize against such Mortgaged Property by judicial or, if applicable, nonjudicial foreclosure. Each representation made "to the knowledge" of CRIIMI MAE shall refer to such knowledge of CRIIMI MAE after due inquiry by such personnel of CRIIMI MAE whose positions and responsibilities would require such inquiry in the course of their duties.

     (C) In connection with the closing and funding of a Mortgage Loan or the closing of the purchase of a Section 1.06 Loan, the issuance of a notice of borrowing or wire transfer instructions by CRIIMI MAE to PSCC shall constitute an affirmation by CRIIMI MAE that the representations and warranties of CRIIMI MAE set forth in Section 2.01(A)(ix) and Section 2.01(B) are true and correct in all material respects on the closing date with respect to the Mortgage Loan to be funded or acquired.
Section II.02  Representations and Warranties of PSI and
PSCC.

          (A) PSI and PSCC, each solely for itself, hereby represents and warrants to CRIIMI MAE and its successors and assigns as provided in this Agreement that:

          (i) Due Organization; Qualification. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business as a foreign corporation, in good standing in each state in which the nature of its business or property owned by it requires such foreign qualification.

          (ii) Authority. It has the full power, authority and legal right to execute and deliver this Agreement (and all agreements executed and delivered by it in connection herewith) and to perform all transactions contemplated by this Agreement (and all agreements executed and delivered by it in connection herewith). It has duly authorized the execution, delivery and performance of this Agreement (and all agreements executed and delivered by it in connection herewith), and has duly executed and delivered this Agreement (and all agreements executed and delivered by it in connection herewith). This Agreement (and each agreement executed and delivered by it in connection herewith) constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          (iii) No Conflicts. Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will (a) conflict with or result in a breach of any of the terms, conditions or provisions of its certificate of incorporation, as amended, or other organization documents or any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration of indebtedness under any of the foregoing; (b) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); (c) result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject if compliance therewith is necessary (1) to ensure the enforceability of this Agreement, or (2) for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith); or (d) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument.

          (iv) Solvency. It is solvent and the execution, delivery and performance of this Agreement (1) will not cause it to become insolvent, and (2) is not intended by it to hinder, delay or defraud any of its creditors.

          (v) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over it is required for (a) its execution and delivery of this Agreement (and each agreement executed and delivered by it in connection herewith)
     (b) the consummation by it of the transactions contemplated by this Agreement (and each agreement executed and delivered by it in connection herewith) or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that (x) it may not be duly qualified to transact business as a foreign corporation or licensed in one or more states if such qualification or licensing is not necessary for it to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith), and (y) it makes no representation with respect to any required registration under the Securities Act or any state securities or blue sky law in connection with a Securitization.

          (vi) Ability to Perform. It does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of it contained in this Agreement (or any agreement executed and delivered by it in connection herewith).

          (vii) No Litigation Pending. There are no actions, suits or proceedings pending or to its knowledge threatened against it which draw into question the validity of this Agreement or which (if decided adversely to it), either in any one instance or in the aggregate, would result in any material adverse change in its business, operations, or financial condition or would impair materially its ability to perform its duties and obligations under this Agreement (or any agreement executed and delivered by it in connection herewith).

          (viii) No Brokers. It has (A) not dealt with any Person (other than one or more of its affiliates) that may be entitled, by reason of any act or omission by it to any commission or compensation in connection with this Agreement or the transactions contemplated hereby.

          (ix) No Default. It is not in default or breach of any agreement or instrument to which it is now a party or by which it (or any of its properties) is bound which breach or default would materially and adversely affect the ability of it to perform its obligations under this Agreement.


                                  ARTICLE III.

                                HAIRCUT PAYMENTS

Section III.01      Haircut Payments

          (A) Concurrently with the closing of (i) each Mortgage Loan originated by CRIIMI MAE or by PSCC for the Facility and (ii) each purchase of a
Section 1.06 Loan in the secondary market for the Facility, CRIIMI MAE agrees to deposit with PSCC an amount, in cash, equal to five (5%) percent of the Loan Amount of such Mortgage Loan (the "Initial Haircut Payment"). PSCC shall remit each Initial Haircut Payment on the date received to an interest-bearing money market account held at PSI in the name of PSCC (the "Haircut Funds Account"). PSI shall not be responsible for any losses resulting from such investment or for obtaining any specific level or percentage of earnings. Each Initial Haircut Payment made by CRIIMI MAE shall constitute the purchase price for the option granted to CRIIMI MAE pursuant to Section 5.01 of this Agreement to purchase the Mortgage Loan with respect to which such Initial Haircut Payment was made. Upon exercise of such Option, the aggregate amount of such payments, together with any earnings on the Haircut Funds Account (collectively, the "Haircut Funds") not previously paid to CRIIMI MAE pursuant to Section 3.01(C) shall by applied against the purchase price for the Mortgage Loans in accordance with the provisions of Article V of this Agreement. If CRIIMI MAE does not exercise such Option, PSCC shall retain the Haircut Funds in accordance with
Article V.

          (B) PSI shall have sole dominion and control over the Haircut Funds Account subject to the terms of this Agreement. Except as otherwise expressly provided in this Agreement, none of CRIIMI MAE, PSI or PSCC shall grant or permit any liens or claims to arise with respect to the Haircut Funds Account.

          (C) Except as otherwise provided in this Agreement, all investment earnings on amounts on deposit in the Haircut Funds Account shall be added to and become a part of the Haircut Funds Account. On each December 1st during the Term of this Agreement, and provided that no Event of Default shall have occurred and be continuing and CRIIMI MAE is then otherwise in compliance with the terms and conditions hereof, PSI shall pay to CRIIMI MAE an amount equal to the excess, if any, of the aggregate amount then on deposit in the Haircut Funds Account over an amount equal to 5% of the greater of the aggregate Market Value and the aggregate par value of Mortgage Loans funded through the Facility through such December 1st (the "Haircut Earnings Payment").

          (D) For tax purposes, notwithstanding anything contained herein, all investment earnings on funds in the Haircut Funds Account shall be deemed to be income of CRIIMI MAE and CRIIMI MAE shall indemnify and hold PSI and PSCC harmless from and against any tax liability resulting therefrom, which indemnification shall survive the expiration or earlier termination of this Agreement.

          (E) If at any time the amount of Haircut Funds (including investment earnings thereon) shall be less than 5% of the sum of (i) the aggregate par value of all Mortgage Loans originated by CRIIMI MAE through the Facility, plus
(ii) the aggregate purchase price of all Section 1.06 Loans purchased by PSCC through the Facility, in each case through the date of determination, CRIIMI MAE shall make an additional payment to the Haircut Funds Account in an amount sufficient to cause the value of the Haircut Funds to be equal to 5% of such sum.


                                   ARTICLE IV.

                MORTGAGE LOAN FACILITY DURING AGGREGATION PERIOD

Section IV.01 Loan Facility during Aggregation Period. All Mortgage Loans in the Facility funded or purchased by PSCC shall be held in the name of PSCC by the Custodian on its behalf pursuant to the Custodial Agreement in accordance with the terms and conditions contained herein and therein until the earlier to occur of (i) the first anniversary of the funding date of the first Mortgage Loan acquired through the Facility, and (ii) the date on which the sum of the aggregate principal amount of Mortgage Loans funded or acquired through the Facility held by PMCC plus the aggregate principal amount of PMCC Loans originated pursuant to the PMCC Agreement equals $1 billion (or such smaller amount as PSI and CRIIMI MAE mutually agree is sufficient for a Securitization) (the period from the Effective Date until the earlier of the dates described in the preceding clause (i) and (ii) being the "Aggregation Period"). Notwithstanding anything to the contrary, it is expressly understood that effective as of 30 days prior to the Termination Date, PSCC shall have no further obligation to fund or purchase any additional Mortgage Loans through the Facility pursuant to any new commitment letters or extension of the term of any then existing commitment letters.

Section IV.02 Hedging During Aggregation Period. PSI shall be responsible, in accordance with the procedures set forth herein, for executing an interest rate hedge with respect to each of the Mortgage Loans acquired through the Facility during the Aggregation Period. Prior to executing any hedge, or modifying an existing hedge, PSI shall discuss its hedging strategy with CRIIMI MAE and provide any supporting analyses as reasonably requested by CRIIMI MAE. PSI shall provide monthly hedge position reports in reasonable detail to CRIIMI MAE, and shall provide such additional information relating to such hedge positions as CRIIMI MAE may reasonably request.

Section IV.03 Servicing of Mortgage Loans During Aggregation Period. During the Aggregation Period, CRIIMI MAE Services shall service the Mortgage Loans in the Facility for a monthly servicing fee equal to the excess of the aggregate amount of interest earned on the Mortgage Loans during each month over the Notional Amount for such month. The "Notional Amount" for any month shall be the sum of
(i) the aggregate amount of interest which would have been earned on the Mortgage Loans during such month if the interest rate on each of the Mortgage Loans were 1.00% in excess of the 30-day LIBOR rate, as in effect from time to time, and (ii) the aggregate amount of hedging costs incurred with respect to Mortgage Loans in the Facility during such month. In computing the Notional Amount for any month, any change in the 30-day LIBOR rate shall be taken into account as of the effective date of such change. CRIIMI MAE Services shall service the Mortgage Loans during the Aggregation Period pursuant to an Interim Servicing Agreement on terms mutually agreeable to CRIIMI MAE, PSI and PSCC (the "Interim Servicing Agreement"). The payment and performance of the obligations of CRIIMI MAE Services under the Interim Servicing Agreement shall be guaranteed to PSI and PSCC pursuant to the terms of a Guaranty, the form of which is attached hereto as Exhibit B (the "Guaranty") and which shall be executed contemporaneously with the execution and delivery of the Interim Servicing Agreement. Anything in this Agreement to the contrary notwithstanding, it shall be a condition to PSCC's obligation to fund or purchase any Mortgage Loan originated by CRIIMI MAE pursuant to this Agreement that the parties shall have entered into the Interim Servicing Agreement and the Guaranty. After the consummation of the Securitization, and subject to the consent of the Rating Agencies, CRIIMI MAE Services shall continue to service each Mortgage Loan in the Facility.

Section IV.04 Mortgage Loan Defaults During Aggregation Period. In the event a Borrower shall default in the payment of any amount due under a Mortgage Loan during the Aggregation Period and such default shall continue beyond any grace period provided in the related Mortgage, CRIIMI MAE or CRIIMI MAE Services shall cause an appraisal of the related Mortgaged Property to be conducted. If such appraisal values the Mortgaged Property at less than 110% of the then outstanding principal balance of the Mortgage Loan, CRIIMI MAE shall, within five (5) business days of its receipt of such appraisal, either (i) deposit with PSCC additional collateral for such Mortgage Loan acceptable to PSCC, or (ii) purchase such Mortgage Loan at a purchase price equal to the sum of: (a) the outstanding principal balance of and accrued interest on such Mortgage Loan (or, for any Section 1.06 Loan, the purchase price paid by PSCC, reduced by any amortization of the principal balance of such Section 1.06 Loan after the date of acquisition), (b) the costs incurred by PSI and PSCC in connection with the establishment and maintenance of the hedge position with respect to the Mortgage Loan, net of any gains and including any losses associated with the hedge position or in connection with a rate lock of the Mortgage Loan and (c) any other amounts due PSI or PSCC hereunder or under the Servicing Agreement, including, without limitation, unreimbursed servicing advances and servicing advances reimbursed to the Servicer by PSCC or PSI prior to such purchase. If CRIIMI MAE shall not have concluded one of the actions required by the preceding clauses (i) and (ii), PSCC may, but shall not be obligated to sell the Mortgage Loan on such terms and conditions as it shall determine and, if the net proceeds of such sale are less than the then outstanding principal balance of the Mortgage Loan plus the costs of the related hedge position, than PSCC may withdraw and pay to itself from the Haircut Funds Account the amount of any such shortfall. If such appraisal values the Mortgaged Property at 110% of the then outstanding principal balance of the Mortgage Loan or more, then PSCC and CRIIMI MAE shall, by mutual agreement, determine the action to be taken by CRIIMI MAE Services, as special servicer, with respect to such Mortgage Loan. The foregoing notwithstanding, if PSCC determines, in good faith after receipt of the appraisal and consideration of the advice of CRIIMI MAE Services, as special servicer, that a material risk exists that the value of such Mortgage Loan could decline below the outstanding principal balance thereof, PSCC may take such action as it reasonably determines to be appropriate with respect to such Mortgage Loan including, without limitation, the sale of other disposition of such Mortgage Loan on such terms as PSCC determines to be appropriate under the circumstances.
                                   ARTICLE V.

                         CRIIMI MAE ACQUISITION OF LOANS


Section V.01 CRIIMI MAE's Option to Purchase Mortgage Loans. PSCC hereby grants to CRIIMI MAE an option (the "Option") to purchase all (but not less than all) of the Mortgage Loans acquired through the Facility from PSCC in accordance with the terms hereof. The Option shall be exercisable for a 30-day period commencing upon the earlier to occur of: (i) the last day of the Aggregation Period referred to in Section 4.01 or (ii) a date mutually agreeable to the parties to this Agreement (the "Exercise Period"), provided, however, that (a) the Option may be exercised only if CRIIMI MAE contemporaneously exercises the option to purchase the PMCC Loans contained in the PMCC Agreement; and (b) except as may otherwise be agreed by PSI and PSCC, the Option may be exercised only in connection with a Securitization, the closing date of which shall also be the closing date of CRIIMI MAE's purchase of the Pooled Loans. The foregoing notwithstanding, if (x) the Option shall become exercisable pursuant to the operation of clause (ii) of Section 4.01 and (y) PSI, PSCC and CRIIMI MAE agree that conditions in the CMBS market are unfavorable for the Securitization, the Exercise Period may be extended for a mutually agreeable period (but not later than the expiration of the Term of this Agreement). In the event CRIIMI MAE elects to extend the Term of this Agreement pursuant to Section 8.01, the commencement date of the Exercise Period shall be similarly extended. The purchase price of the Mortgage Loans (the "Purchase Price") shall be equal to the sum of: (i) the outstanding principal balance of and accrued interest on the Mortgage Loans (or, for any Section 1.06 Loan, the purchase price paid by PSCC, reduced by any amortization of the principal balance of such Section 1.06 Loan after the date of acquisition), (ii) the costs incurred by PSI and PSCC in connection with the establishment and maintenance of hedge positions with respect to the Mortgage Loans, net of any gains and including any losses associated with the hedge positions or in connection with rate locks of the Mortgage Loans and (iii) any other amounts due PSI or PSCC hereunder or under the Servicing Agreement, including, without limitation, unreimbursed servicing advances and servicing advances reimbursed to the Servicer by PSI or PSCC during the Aggregation Period. The Purchase Price for the Mortgage Loans and the PMCC Loans shall be paid, (i) to the extent available, by the payment to PSCC or PMCC, as the case may be, of the net proceeds of the Securitization; and (ii) by crediting against the Purchase Price the Haircut Funds (after deduction and payment to PSCC of any amounts payable to it pursuant to Section 4.04 hereof). The remaining balance of the Purchase Price shall be paid from other funds of CRIIMI MAE, including funds obtained through the Securities Repurchase Facility provided for in Article VI.

Section V.02 Securitization. (A) PSI, PSCC and CRIIMI MAE will act in good faith in connection with the Securitization, to negotiate and execute the following agreements:

               (i) if required, one or more loan sale agreements (each, a "Mortgage Loan Sale Agreement") between PSCC and CRIIMI MAE (or a subsidiary of CRIIMI MAE) or between PMCC and CRIIMI MAE or such subsidiary, as the case may be, for such Securitization providing for, among other things,

                    (a)  the sale of the Mortgage Loans and the PMCC Loans;

                    (b) the payment of the costs and expenses of the transaction by CRIIMI MAE (or, if Loans held by a third party are included in the Securitization, by CRIIMI MAE and such third party);

                    (c) the making of representations and warranties by PSCC, CRIIMI MAE and PMCC reasonably satisfactory to PSI and satisfactory to the Rating Agencies in connection with such Securitization, provided that (I) any such representations and warranties made by PMCC with respect to the PMCC Loans shall be limited to corporate matters comparable to the representations and warranties contained in Section 2.02(A) and such additional representations and warranties as are provided for in the PMCC Agreement; (II) the representations and warranties to be made by PSCC shall be limited to corporate matters comparable to the representations and warranties contained in
          Section 2.02(A), ownership of the Mortgage Loans and matters relating to Mortgage Loans funded through the Facility that arose during the Aggregation Period; (III) none of PMCC, PSCC, or PSI shall be deemed to have made or be required to make any representations or warranties with respect to a particular Mortgage Loan or PMCC Loan, as the case may be, if and to the extent CRIIMI MAE or CRIIMI MAE Services as servicer under the Interim Servicing Agreement becomes aware such representation and warranty is incorrect during the term of this Agreement or the Interim Servicing Agreement, and (IV) if the Rating Agencies require additional or different representations and warranties in connection with such Securitization, CRIIMI MAE will make such additional or different representations and warranties to the extent that the truth and correctness of such representations and warranties can be substantiated through reasonable due diligence efforts and expenditures; and

                    (d) CRIIMI MAE providing PSI, its officers, directors, affiliates and controlling persons with a reasonable and customary "10b-5" indemnity reasonably satisfactory to PSI with respect to any disclosure document delivered in connection with such transaction but excluding (i) any portion thereof with respect to PSI, its plan of distribution of the related CMBSs and the structure of the related CMBSs (consisting principally of the descriptions of the priority of, and allocation of distributions and losses to, the CMBS's, yield and detrimental tables) such information, the "PSI Information"); and (ii) information relating to Mortgage Loans and related Mortgage Properties that were not originated or underwritten by CRIIMI MAE through the Facility or are not then being serviced by CRIIMI MAE; and

                    (e) PSI providing CRIIMI MAE and its officers, directors, affiliates and controlling persons a reasonable and customary "10b-5" indemnity reasonably satisfactory to CRIIMI MAE with respect to the PSI Information;

               (ii) if the CMBSs are to be issued by or through a Securitization Trust, as defined below, a pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among CRIIMI MAE and or a subsidiary (which need not be a wholly-owned subsidiary) of CRIIMI MAE, as depositor, CRIIMI MAE Services, as master servicer and special servicer, and a trustee (the "Trustee"), to be on substantially the same terms as Rating Agencies allow for conduit securitizations, providing for, among other things, the deposit of the Pooled Loans into a trust (a "Securitization Trust"), the issuance of one or more classes of mortgage pass-through certificates ("Certificates") evidencing beneficial ownership interests in the Securitization Trust, and the servicing and special servicing of the Pooled Loans deposited into the Securitization Trust, with such modifications as the Rating Agencies may require and the parties thereto shall otherwise agree;

               (iii) if the CMBSs are to be issued other than through to a Securitization Trust, a trust indenture (the "Indenture") providing for the issuance of the CMBSs and the pledge of the Pooled Loans to the trustee under the Indenture (the "Indenture Trustee") as collateral security for the obligations of the issuer of the CMBSs, to be on substantially the same terms as Rating Agencies allow in similar securitizations and otherwise containing provisions customarily set forth in trust indentures for the issuance of CMBSs including, if the CMBSs are to be registered under the Securities Act, provisions required for the qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

               (iv) if the CMBSs are to be issued under an Indenture, a servicing agreement (the "Servicing Agreement") between CRIIMI MAE and CRIIMI MAE Services as servicer, master servicer and special servicer, to be on substantially the same terms as Rating Agencies allow in similar CMBS securitizations and (if the Indenture Trustee is not a party thereto) assigned to the Indenture Trustee as additional collateral security under the Indenture; and

               (v) an underwriting agreement (the "Underwriting Agreement") between CRIIMI MAE and PSI relating to the sale of any publicly-offered CMBSs, a purchase agreement (the "Purchase Agreement") between CRIIMI MAE and PSI, as dealer, with respect to any privately-offered CMBSs with respect to which PSI has elected to act as principal, and a private placement agency agreement ("Placement Agreement") between CRIIMI MAE and PSI, as broker, with respect to any privately offered CMBSs with respect to which PSI has elected to act as placement agent, each in connection with the sale of any privately-offered CMBSs, providing for underwriting, purchase or placement fees, as applicable. The underwriting, purchase or placement fee (collectively "Underwriting Fee" shall be equal to (a) 0.625% of the face amount of investment grade rated CMBSs and (b) a mutually agreeable Underwriting Fee with respect to any non-investment grade rated CMBSs (except that no Underwriting Fee shall be payable with respect to any Certificates retained by CRIIMI MAE); and

          (B) PSI agrees that there may be one co-manager of the Securitization who shall receive an allocation of approximately 25% of the investment grade rated CMBSs, provided, that the co-manager shall not receive any Underwriting Fee with respect to any securities allocated to it that are not sold during the offering period at the price fixed for such securities on the pricing date for the securities.

Section V.03   Purchase Without Securitization through PSI.

          (A) If CRIIMI MAE exercises the Option and consummates a Securitization in a transaction in which PSI is not the lead manager, CRIIMI MAE shall pay PSI an amount equal to 0.625% of the aggregate face amount of the investment grade related Securities issued in such Securitization (the "Breakup Fee").

          (B) If CRIIMI MAE exercises the Option and acquires the Mortgage Loans and/or the PMCC Loans but does not consummate a Securitization, the Breakup Fee shall be computed be reference to the aggregate face amount of investment grade rated securities which could have been issued in a Securitization (which amount shall be estimated by PSI in good faith using the average of the preliminary subordination levels received from two Rating Agencies and shall be conclusive, absent manifest error or unfairness, as against CRIIMI MAE), and:

               (i) If CRIIMI MAE sells any Mortgage Loans and/or PMCC Loans in a bulk sale or other whole loan transaction or series of transactions, CRIIMI MAE shall pay to PSI the lesser of (a) the net profits received in such transaction or series of transactions and (b) the Breakup Fee (computed pursuant to Section 5.03(B) with respect to the sold loans), and

               (ii) If CRIIMI MAE retains any Mortgage Loans and/or PMCC Loans, CRIIMI MAE shall pay PSI the Breakup Fee (computed pursuant to Section 5.03(B) with respect to the retained loans).

Section V.04 Failure to Exercise Option. In the event that CRIIMI MAE does not exercise the Option (and, in the case of the initial Term, does not exercise its right to extend the Term) prior to the expiration of the 30-day period following the Aggregation Period, the Option shall expire with respect to those Mortgage Loans originated through the Facility. Upon such expiration, the Mortgage Loans and the Haircut Funds shall be retained by \PSCC and PSI, and the Facility shall terminate, but only with respect to such retained Mortgage Loans.

Section V.05   Other Securitizations.   As long as this Agreement is in effect,
CRIIMI MAE shall use its best efforts to cause PSI to be designated a co-manager of underwritten offerings of commercial mortgage-backed securities of CRIIMI MAE and its subsidiaries and of securitizations in addition to the Securitization contemplated by this Agreement.


                                   ARTICLE VI.

                         SECURITIES REPURCHASE FACILITY


Section VI.01  Acquisition of Securities.    In connection with a Securitization
effected through a Pooling and Servicing Agreement, CRIIMI MAE may cause it's subsidiary referred to in Section 5.02(A)(ii) (the "SubCert Purchaser") to purchase Certificates issued by the Securitization Trust at the market price therefor as determined by PSI in its reasonable judgment. PSCC agrees to provide financing pursuant to a Securities Repurchase Agreement (the "Repurchase Agreement") for the purchase of any such Certificates that are rated "AAA" through "B-" by at least one nationally recognized Rating Agency. The Repurchase Agreement shall be entered into on PSI's standard form of repurchase agreement, which shall be revised to the extent appropriate to reflect the financing thereunder of Certificates rated lower than investment grade, and shall otherwise be on terms and conditions mutually agreeable to CRIIMI MAE, PSI and PSCC. The lender under the Repurchase Agreement may be PSCC, PSI, or another of their affiliates.

Section VI.02  Other Credit Facility.   In the event the Securitization is
effected in manner such that CRIIMI MAE or a subsidiary retains ownership of the Pooled Loans, PSI and PSCC may elect to finance the portion of the Purchase Price for the Mortgage Loans in excess of the sum of (i) the proceeds of the issuance of investment grade rated CMBSs and (ii) the Haircut Funds. Any such financing shall be effected pursuant to a credit agreement on terms and conditions mutually agreeable to CRIIMI MAE, PSI and PSCC.


                                  ARTICLE VII.

                                     DEFAULT


Section VII.01 Default by CRIIMI MAE; Rights and Remedies.

          (A) It shall be an event of default hereunder (an "Event of Default") if:

               (i) CRIIMI MAE shall fail to pay any amount due to PSI or PSCC hereunder, or CRIIMI MAE Services shall fail to pay any amount due to PSCC under the Interim Servicing Agreement and, in either such case, such default shall continue for a period of 5 days after written demand is made for such payment;

               (ii) CRIIMI MAE shall fail to perform any other covenant or obligation required to be performed by it hereunder, or CRIIMI MAE Services shall fail to perform any other covenant or obligation required to be performed by it under the Interim Servicing Agreement and, in any such case, such failure shall continue for a period of 30 days after written notice thereof to CRIIMI MAE or CRIIMI MAE Services from PSI or PSCC; or

               (iii) any representation or warranty of CRIIMI MAE shall have been untrue or incomplete in any material respect when made or when reaffirmed pursuant to Section 2.01(C), and CRIIMI MAE shall fail to cure any such misrepresentation within a period of 30 days after notice thereof to CRIIMI MAE by PSI or PSCC.

The parties hereto agree that during the continuance of any Event of Default hereunder PSI or PSCC may, without notice to CRIIMI MAE or any other party, elect to terminate this Agreement, terminate the Option, or exercise any other remedies available to them under this Agreement and under applicable law, including without limitation, the right to apply all or part of the Haircut Funds towards the obligations of CRIIMI MAE hereunder or to the reimbursement to PSI or PSCC of any damages or losses suffered or incurred by them as a result of such Event of Default, as well as the right to sue for specific performance. Nothing contained herein shall be deemed to impose on CRIIMI MAE any liability under any Mortgage Loan or Mortgage Loan document, provided that the foregoing exculpation shall not limit or reduce CRIIMI MAE's obligations under this
Section 7.01 or Section 8.03. Nothing contained herein shall be deemed to modify the provisions of Section 5.01 with respect to the rights and obligations of the parties in the event CRIIMI MAE fails to exercise the Option to purchase the Mortgage Loans pursuant to the terms of this Agreement.

          (B) In the event (i) CRIIMI MAE shall admit in writing its inability to pay its debts as they become due, file a petition under any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or cease operations of its business; (ii) a decree or order in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law shall have been entered against CRIIMI MAE and such decree or order shall remain in force undischarged or unstayed for a period of sixty (60) days or more; or (iii) CRIIMI MAE shall consent to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding relating to CRIIMI MAE or its properties (collectively, a "Bankruptcy Event") then PSI and PSCC shall have no further obligations or fund any additional Mortgage Loans through the Facility and PSI and PSCC shall have the right, at their sole option, to terminate this Agreement and to remove all Mortgage Loans in the Facility from the terms of this Agreement, thereby terminating any and all of CRIIMI MAE's rights and obligations concerning such Mortgage Loans, including, without limitation, CRIIMI MAE's Option to acquire the Mortgage Loans in conjunction with a Securitization or otherwise. In such event PSCC shall retain the Mortgage Loans and all amounts held in the Haircut Funds Account.

          (C) Except as otherwise expressly provided in this Agreement, all rights and remedies under this Agreement are distinct and cumulative, not only as to each other, but as to any rights and remedies afforded by law or equity and may be exercised together, separately and successively, for the benefit of PSI, PSCC and their respective successors and assigns.

Section VII.02 Failure to Perform by PSI or PSCC. In the event that PSI or PSCC shall fail to perform any covenant or obligation required to be performed by it hereunder and, in any such case, such failure shall continue for a period of 30 days after written notice thereof to PSI or PSCC from CRIIMI MAE, CRIIMI MAE shall be entitled to exercise any rights or remedies available to it under this Agreement and under applicable law.


                                  ARTICLE VIII.

                                  MISCELLANEOUS

Section VIII.01     Term of Agreement; Survival; Exclusivity.

          (A) Subject to Section 8.01(B), the term of this Agreement (the "Term") shall commence on the Effective Date and terminate on the date (the "Termination Date") that is the earlier to occur of (i) expiration of the 13-month period following the funding, or closing of the purchase, as the case may be, of the first Mortgage Loan originated by CRIIMI MAE hereunder without exercise of the Option by CRIIMI MAE; and (ii) such earlier date that PSI and PSCC may elect to terminate this Agreement upon the occurrence and during the continuance of an Event of Default hereunder or upon the occurrence of any Bankruptcy Event.

          (B) CRIIMI MAE shall have a one-time right, upon payment of a fee (the "Extension Fee") equal to one percent (1%) of the then applicable maximum amount of the Facility, to extend the Term for a period of six months. Any such extension shall be effective upon delivery of written notice by CRIIMI MAE to PSCC and PSI of CRIIMI MAE's election to extend the Term, contemporaneously with a wire transfer of the Extension Fee in immediately available funds.

          (C) The parties agree that for the period from the Effective Date through the end of the Aggregation Period, all Mortgage Loans having an initial principal amount (or, in the case of Section 1.06 Loans, an outstanding principal balance) of $30 million or more that are identified by CRIIMI MAE and meet the criteria of Eligible Loans shall, notwithstanding any other agreements, contracts or arrangements CRIIMI MAE may have with third parties, be offered first to PSCC for review in accordance with Section 1.02 herein.
Notwithstanding the foregoing, (i) this arrangement shall not apply with respect to loans originated by CRIIMI MAE for the AIM funds and any already existing CRIIMI MAE or CRI affiliate, and (ii) the preceding sentence shall not apply to any pool of Mortgage Loans if CRIIMI MAE, in the exercise of its reasonable discretion, determines that the underwriting characteristics of such loan pool are such that the loan pool is better suited for acquisition by Citicorp Real Estate, Inc. ("CRE") pursuant to the Amended and Restated Mortgage Loan Origination Program Agreement between CRIIMI MAE and CRE. If PSCC declines to include any Mortgage Loan offered by CRIIMI MAE in the Facility, such mortgage loan may be dealt with freely by CRIIMI MAE. The parties agree that only Mortgage Loans underwritten by CRIIMI MAE or originated by PSI or by PSCC shall be included in the Facility. Notwithstanding the foregoing, nothing herein shall be deemed to restrict in any manner the ability of PSI, PSCC, or any of their respective affiliates to make, originate or purchase Eligible Loans or other Mortgage Loans in transactions unrelated to this Agreement.

          (D) Notwithstanding anything contained herein, the obligations representations and warranties of CRIIMI MAE, PSI and PSCC under this Agreement shall commence on the Effective Date.

Section VIII.02     Costs and Expenses.

          (A) Facility Costs. Except as otherwise specifically provided herein, CRIIMI MAE shall pay all costs incurred in connection with establishment and maintenance of the Facility including the costs of identifying, originating and underwriting the Mortgage Loans (including the costs of any environmental reports), Mortgage Loan closing costs not paid by Borrowers, the fees and expenses of the Custodian under the Custodial Agreement, and the reasonable fees and expenses of counsel to PSCC in connection with the establishment of the Facility. PSCC shall pay all costs incurred by PSCC related to its funding the Mortgage Loans. Notwithstanding anything to the contrary in this Agreement, in the event of the acquisition of any Section 1.06 Loans through the Facility, the costs and expenses related to such acquisition including, without limitation, underwriting costs, third-party reports and reviews and legal fees and disbursements, shall be paid as agreed upon by the parties prior to entering into any such acquisition. All servicing fees and expenses related to the Mortgage Loans shall be paid in accordance with the terms of the Servicing Agreement.

          (B) Securitization Costs. CRIIMI MAE shall pay all expenses in connection with a Securitization, including printing costs in connection with the preparation of a disclosure document, accounting costs, registration and filing fees, legal fees and expenses incurred by the issuer and by the underwriters, dealers or placement agents, as the case may be, and up-front and surveillance fees and legal expenses of at least two Rating Agencies (or such greater or lesser number of Rating Agencies as is consistent with then current market practices in the securitization of mortgage loans). In connection with the retention of underwriters' counsel for a Securitization, PSI agrees to use its best efforts to obtain capped estimates of legal fees from at least two law firms, provided, that the final determination of underwriters' counsel shall be made by PSI, in its sole discretion.

Section VIII.03 Indemnification. CRIIMI MAE shall indemnify and hold harmless each of PSI, PSCC, each affiliate thereof, and their respective officers, directors and controlling persons within the meaning of Section 15 of the Securities Act and Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the "Indemnified Persons") from and against all losses, damages, penalties, fines, legal expenses, judgments, amounts paid in settlement and any other costs, fees and expenses (collectively, "Losses") that the Indemnified Persons may sustain arising from or in any way related to (i) CRIIMI MAE's failure to perform, keep or observe any of its obligations, covenants, representations or warranties under this Agreement, (ii) any breach or non-performance of any of the representations and warranties made or reaffirmed by CRIIMI MAE in or pursuant to Section 2.01 of this Agreement; (iii) changes in the Market Value of Mortgage Loans acquired by PSCC through the Facility, other than any such Losses incurred resulting from the gross negligence or willful misconduct of any Indemnified Person; (iv) any change in the Market Value of the hedge position with respect to the Mortgage Loans, other than any such Losses incurred resulting from the gross negligence or willful misconduct of any Indemnified Person; and (v) any Lender liability claims against any Indemnified Person, other than any such claims resulting from the willful acts or omissions of any Indemnified Person. The obligations of CRIIMI MAE under this Section
8.03 shall survive the expiration or other termination of this Agreement.  This
Section 8.03 shall not apply to expand or enlarge the rights and remedies of PSCC and PSI in the event CRIIMI MAE is not in default in the performance of its obligations hereunder but elects not to exercise the Option, which rights and remedies are as set forth in Section 5.04.

Section VIII.04 Notices. Whenever it is provided in this Agreement that notice, demand, request or other communication shall be given to or served upon one of the parties hereto by another, any such notice, demand, request or communication shall be in writing and shall be delivered (i) personally to the recipient at the address listed below, (ii) by certified or registered mail, return receipt requested, (iii) by overnight commercial courier service, or (iv) by fax to the fax number indicated below.

          If to CRIIMI MAE, at the following address:

          CRIIMI MAE Inc.
          The CRI Building
          11200 Rockville Pike
          Rockville, Maryland 20852
          Attn: Frederick Burchill, EVP
          Telephone: (301) 816-2300
          Fax: (301) 255-0620

          with a copy to:

          CRIIMI MAE Inc.
          The CRI Building
          11200 Rockville Pike
          Rockville, Maryland 20852
          Attn: General Counsel
          Telephone: (301) 816-2300
          Fax: (301) 231-0334

          If to PSI or PSCC, at the following address:

          Prudential Securities, Incorporated
          One New York Plaza, 18th Floor
          New York, New York 10292-2018
          Attn: F. Fuller O'Connor, Jr., Managing Director
          Investment Banking
          Telephone: (212) 778-3720
          Fax: (212) 778-3194
          with a copy to:

          Prudential Securities, Incorporated
          One Seaport Plaza, 30th Floor
          New York, New York 10292
          Attn.:    Fred Robustelli, Esq.
               Law Department
          Telephone: (212) 214-6813
          Fax: (212) 214-7938

          and to:

          Prudential Securities Incorporated
          One Seaport Plaza, 27th Floor
          New York, New York 10292
          Attn: James Bozza
          Telephone: (212) 214-7444
          Fax: (212) 214-7678

Such notice, demand, request or communication shall be deemed delivered on the next day in case of methods (i), (iii) and (iv) and on the third (3rd) day in the case of method (ii). Either party may at any time give notice in writing to the other party of a change of its address or fax number for purposes of this Section.

Section VIII.05 No Joint Venture. CRIIMI MAE and PSI and PSCC are not partners or joint venturers with each other, and nothing herein shall be construed so as to make them such or impose any liability as such on either of them. Each party shall perform its obligations hereunder as an independent contractor.

Section VIII.06 Actions Through Affiliates. CRIIMI MAE agrees that any action or performance stated to be taken or performed by PSI or PSCC hereunder may in their discretion be taken or performed by any affiliate of either of them, and such action or performance shall be in satisfaction of any obligation hereunder as fully as if taken by PSI or PSCC, as applicable. PSI and PSCC agree that any action or performance stated to be taken or performed by CRIIMI MAE hereunder may in CRIIMI MAE'S discretion be taken or performed by any entity in which CRIIMI MAE owns a majority interest, and such action or performance shall be in satisfaction of any obligation hereunder as fully as if taken by CRIIMI MAE. Performance by any such affiliate shall not release a party from its obligations hereunder.

Section VIII.07 PSI's and PSCC's Discretion. Unless otherwise explicitly stated herein, any action, consent or waiver to be taken, granted, or given hereunder in PSI's or PSCC's discretion or otherwise optionally by either of them shall be taken by them in their reasonable discretion, unless exercise of their sole discretion is provided for, in which case any such action, consent or waiver may be taken, granted or given for any reason or for no reason, and without any duty to any person.

Section VIII.08 Counterparts. This Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

Section VIII.09 Trial by Jury Waived. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH) OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER. EACH PARTY HERETO
(A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENDORSE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THIS WAIVER.

Section 8.10 Governing Law.This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

Section 8.11   Amendments; Waivers; Assignment; Sale of Participations.

          (A) No amendment or waiver hereto shall be effective unless evidenced by a writing executed by the parties hereto. Any waiver shall be limited to the particular terms of such waiver. No act, course of dealing or waiver shall be deemed to constitute an amendment hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other party which may be withheld in its sole discretion.

          (B) PSCC shall have the right at any time, either directly or through an agent, subject to the terms of the Loan Documents, to sell or grant participations to any person in all or any part of the Mortgage Loans made or acquired by it hereunder or in any commitment made with respect thereto, or in any obligations owed to it under any such Mortgage Loan or Loans. Any such participation shall be subject to the Option granted to CRIIMI MAE pursuant to
Section 5.01. As between PSCC and CRIIMI MAE, PSCC shall not be relieved of any of its obligations hereunder as the result of the sale or grant or any participations in all or part of any Mortgage Loan or Loans or in any such related obligations. The sale of any such participation shall not entitle the holder thereof, other than an affiliate of PSCC, to require CRIIMI MAE to take or omit to take any action hereunder.

Section 8.12 Press Releases. None of PSI, PSCC nor CRIIMI MAE nor any of their respective affiliates or subsidiaries shall issue any press release or make any other formal public announcement related to this Agreement or the transactions contemplated hereby unless such press release or announcement shall have been approved in advance by the other party to this Agreement. This provision shall not preclude either party from publicly disclosing any facts with respect to the transactions contemplated by this Agreement if such disclosure is required by law.

Section 8.13 Entire Agreement. This Agreement, taken together with the Exhibits and schedules hereto set forth the entire agreement between the parties with respect to the subject matter thereof, and such agreements supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                              PRUDENTIAL SECURITIES INCORPORATED
                              By: /s/ Peter Riemenschneider
                              Name: Peter Riemenschneider
                              Title: Managing Director



                              PRUDENTIAL SECURITIES CREDIT CORP.


                              By: /s/ [illegible]

                              Name:____________________________
                              Title:____________________________


                              CRIIMI MAE INC.


                              By: /s/ Donald R. Drew
                              Name: Donald R. Drew
                              Title: Senior Vice President

                                 TABLE OF CONTENTS

                                                            Page
                                                            ----
                                   ARTICLE I.

LOAN ORIGINATION. . . . . . . . . . . . . . . . . . . . . . .   2
Section 1.01   Mortgage Loan Origination by CRIIMI MAE. . . .   2
Section 1.02   Underwriting of Mortgage Loans . . . . . . . .   3
Section 1.03   Mortgage Loan Commitment; Rate Lock;
                 Documentation and Closing. . . . . . . . . .   5
Section 1.04   Origination Fees . . . . . . . . . . . . . . .   7
Section 1.05   Custodial Arrangements . . . . . . . . . . . .   8
Section 1.06   Secondary Market Mortgage Loan Acquisitions. .   8
Section 1.07   Maximum Facility Size. . . . . . . . . . . . .   8

                                   ARTICLE II.

REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . .   9
Section 2.01   Representations and Warranties of
                 CRIIMI MAE . . . . . . . . . . . . . . . . .   9
Section 2.02   Representations and Warranties of PSI
                 and PSCC . . . . . . . . . . . . . . . . . .  24

                                  ARTICLE III.

HAIRCUT PAYMENTS. . . . . . . . . . . . . . . . . . . . . . .  26
Section 3.01   Haircut Payments . . . . . . . . . . . . . . .  26

                                   ARTICLE IV.

MORTGAGE LOAN FACILITY DURING AGGREGATION PERIOD. . . . . . .  28

Section 4.01   Loan Facility during Aggregation Period. . . .  28
Section 4.02   Hedging During Aggregation Period. . . . . . .  28
Section 4.03   Servicing of Mortgage Loans During Aggregation
Period . . . . . . . . . . . . . . . . . . .  28
Section 4.04   Mortgage Loan Defaults During Aggregation
                 Period . . . . . . . . . . . . . . . . . . .  29

                                   ARTICLE V.

CRIIMI MAE ACQUISITION OF LOANS . . . . . . . . . . . . . . .  30
Section 5.01   CRIIMI MAE's Option to Purchase Mortgage
                 Loans. . . . . . . . . . . . . . . . . . . .  30
Section 5.02   Securitization . . . . . . . . . . . . . . . .  31
Section 5.03   Purchase Without Securitization through
                 PSI. . . . . . . . . . . . . . . . . . . . .  33
Section 5.04   Failure to Exercise Option . . . . . . . . . .  34
Section 5.05   Other Securitizations. . . . . . . . . . . . .  34

                                   ARTICLE VI.

SECURITIES REPURCHASE FACILITY. . . . . . . . . . . . . . . .  34
Section 6.01   Acquisition of Securities. . . . . . . . . . .  34
Section 6.02   Other Credit Facility. . . . . . . . . . . . .  34

                                  ARTICLE VII.

DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Section 7.01   Default by CRIIMI MAE; Rights and Remedies . .  35
Section 7.02   Failure to Perform by PSI or PSCC. . . . . . .  36

                                  ARTICLE VIII.

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  36
Section 8.01   Term of Agreement; Survival; Exclusivity . . .  36
Section 8.02   Costs and Expenses . . . . . . . . . . . . . .  37
Section 8.03   Indemnification. . . . . . . . . . . . . . . .  38
Section 8.04   Notices. . . . . . . . . . . . . . . . . . . .  38
Section 8.05   No Joint Venture . . . . . . . . . . . . . . .  40
Section 8.06   Actions Through Affiliates . . . . . . . . . .  40
Section 8.07   PSI's and PSCC's Discretion. . . . . . . . . .  40
Section 8.08   Counterparts . . . . . . . . . . . . . . . . .  40
Section 8.09   Trial by Jury Waived . . . . . . . . . . . . .  40
Section 8.10   Governing Law. . . . . . . . . . . . . . . . .  41
Section 8.11   Amendments; Waivers; Assignment; Sale of
                 Participations . . . . . . . . . . . . . . .  41
Section 8.12   Press Releases . . . . . . . . . . . . . . . .  41
Section 8.13   Entire Agreement . . . . . . . . . . . . . . .  41

                             INDEX OF DEFINED TERMS

Definition                                                               Section

Advance                                                             6.01(A)(iii)
Aggregation Period                                                          4.01
Agreement                                                               Preamble
Appraised Value                                                    2.01(A)(xvii)
Bankruptcy Event                                                         6.01(B)
Breakup Fee                                                              5.03(A)
CERCLA                                                             2.01(A)(xxxi)
Certificates                                                         5.02(A)(ii)
CMBS                                                                   Recital C
CRIIMI MAE                                                              Preamble
CRIIMI MAE Services                                                    Recital C
Custodial Agreement                                                         1.05
Custodian                                                                   1.05
Effective Date                                                          Preamble
Eligible Loan                                                            1.01(A)
Environmental Law                                                  2.01(A)(xxxi)
Event of Default                                                         7.01(A)
Exercise Period                                                             5.01
Extension Fee
8.01(B)
Facility                                                               Recital A
Fee Interest                                                        2.01(A)(xxv)
Ground Lease                                                        2.01(A)(xxv)
Guaranty                                                                    4.03
Haircut Earnings Payment                                                 3.01(C)
Haircut Funds                                                            3.01(A)
Haircut Funds Account                                                    3.01(A)
Indemnified Persons                                                         8.03
Indenture                                                           5.03(A)(iii)
Indenture Trustee                                                   5.03(A)(iii)
Initial Haircut Payment                                                  3.01(A)
Interim Servicing Agreement                                                 4.03
Loan Amount                                                              1.03(G)
Loan Documents                                                              1.05
Losses                                                                      8.03
Market Value                                                             1.03(G)
Mortgage Loan                                                          Recital A
Mortgage Loan Sale Agreement                                          5.02(A)(i)
Mortgaged Property                                                       1.01(A)
Notional Amount                                                             4.03
Option                                                                      5.01
Placement Agreement                                                   5.02(A)(v)
PMCC                                                                   Recital B
PMCC Agreement                                                         Recital B
PMCC Loan Documents                                                      1.03(C)
PMCC Loans                                                             Recital C
Pooled Loans                                                           Recital C
Pooling and Servicing Agreement                                      5.02(A)(ii)
PPT                                                                      1.03(A)
PSCC                                                                    Preamble
PSI                                                                     Preamble
PSI Information                                                       5.02(A)(i)
Purchase Price                                                              5.01
Rate Lock                                                                1.03(B)
Rating Agency                                                               1.01
Section 1.06 Loan                                                           1.06
Securities Act                                                        2.01(A)(v)
Securities Purchase Agreement                                         5.02(A)(v)
Securitization                                                         Recital C
Securitization Trust                                                 5.02(A)(ii)
Servicing Agreement                                                  5.02(A)(iv)
SubCert Purchaser                                                        6.01(A)
Term                                                                     8.01(A)
Termination Date                                                         8.01(A)
Trustee                                                              5.02(A)(ii)
Underwriting Agreement                                                5.02(A)(v)
Underwriting Fee                                                      5.02(A)(v)